FCPT Announces Fourth Quarter and Full Year 2017 Financial and Operating Results
MILL VALLEY, CA – February 20, 2017 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three months and year ended December 31, 2017.
A supplemental financial and operating report that contains non-GAAP measures and other defined terms, along with this press release, has been posted to the investor relations section of the Company’s website at http://investors.fcpt.com/.

Management Comments

Bill Lenehan stated, “The fourth quarter and early weeks of 2018 have been productive as we continue to demonstrate progress toward our strategic acquisition goals. We enter 2018 with a very strong liquidity position, significant financial flexibility, and a very high-quality real estate portfolio with excellent metrics. While the capital markets have been very volatile in early 2018, our business has been very steady.”

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

•
Rental revenue for the fourth quarter in 2017 reached $29.0 million, a 7.9% increase over the same quarter in 2016, and consisted of $26.8 million in cash rents and $2.3 million of straight-line rent adjustments.

•
Net income attributable to common shareholders was $18.4 million in the quarter, or $0.30 per diluted share, including a $3.2 million gain on the sale of an Olive Garden property. These results compared to net income of $32.5 million, or $0.54 per diluted share, including $16.6 million in gains for the same quarter in 2016.

•
Net income attributable to common shareholders for the year ended December 31, 2017 was $71.4 million. After excluding $10.5 million and $16.6 million in gains on sale in 2017 and 2016, respectively, and the one-time, non-cash tax benefit of $80.4 million included in the 2016 results, the Company’s net income was $60.9 million, or $1.00 per diluted share, for 2017, which compared to net income of $59.8 million, or $1.00 per diluted share, for 2016.

Funds from Operations (FFO)

•
NAREIT-defined FFO for the fourth quarter in 2017was $20.8 million, or $0.34 per diluted share, representing a decrease of 2.9% per diluted share results compared to the same quarter in 2016. The comparative results were negatively impacted by $424 thousand of one-time deferred issuance costs amortization related to the debt modification in the 2017 fourth quarter and a $791 thousand reduction in non-cash interest expense related in the 2016 fourth quarter from hedge ineffectiveness.

•
NAREIT-defined FFO for the year ended December 31, 2017 was $83.1 million, or $1.36 per diluted share, representing an increase of 0.7% in per diluted share results compared to year ended December 31, 2016.

Adjusted Funds from Operations (AFFO)

•	AFFO for the fourth quarter in 2017 was $20.3 million, or $0.33 per diluted share, representing an increase of 6.5% in per diluted share results compared to the fourth quarter in 2016.

•	AFFO for the year ended December 31, 2017 was $78.6 million, or $1.29 per diluted share, representing an increase of 5.7% in per diluted share results compared to the year ended December 31, 2016.

General and Administrative (G&A) Expense

•
G&A expense for the fourth quarter in 2017 was $3.0 million, including $0.8 million of non-cash, stock-based compensation. These results compared to G&A of $2.5 million, including $0.4 million of non-cash, stock-based compensation for the same quarter in 2016.

•
Cash G&A expense (after excluding non-cash stock-based compensation) for the year ended December 31, 2017 was $9.6 million, representing 9.2% of cash rental income for the year. These results compared favorable to 2016, when cash G&A was 9.9% of cash rental income, as we continue to benefit from increasing scale.

Dividends

•	FCPT declared a dividend of $0.2750 per common share for the fourth quarter of 2017, which represented an increase of over 13% from the prior quarter.

Portfolio Activities

Acquisitions

•
During the fourth quarter of 2017, FCPT acquired eight restaurant properties in three transactions with a combined investment value of $24.2 million, at an initial weighted average cash yield of 6.7%, and a weighted average lease term of 20.1 years.

•
In addition, year to date in 2018 FCPT has acquired 12 restaurant properties with a combined investment value of $20.4 million, at an initial weighted average cash yield of 6.9% and a weighted average lease term of 10 years. Ten of the properties were purchased from Washington Prime Group Inc. and represented the first of two tranches in the 41 property acquisition announced in September 2017. Closing of the 31 remaining properties in the second tranche is expected to be completed by the end of the second quarter of 2018, subject to remaining due diligence and customary closing conditions.

Dispositions

•
During the fourth quarter, FCPT sold an Olive Garden property for a gross sales price of $5.1 million, representing a 4.7% cash capitalization rate, exclusive of transaction costs, and $3.2 million of gain.

Liquidity and Capital Markets

Capital Raising

•
During the fourth quarter, FCPT raised $3.5 million in gross proceeds at a weighted average share price of $26.56 via its At-The-Market (ATM) stock offering program. For the year ended December 31, 2017, FCPT raised $32.8 million in gross proceeds at a weighted average share price of $24.35 via its ATM program.

Credit Facility and Unsecured Notes

•
At December 31, 2017 FCPT had $525 million of outstanding debt, consisting of a $400 million term loan and $125 million of unsecured fixed rate notes. FCPT was undrawn on its $250 million revolving credit facility, and had $64.5 million of available cash and cash equivalents.

•
On October 2, 2017, FCPT announced that it had entered into a $650 million credit agreement consisting of a 5-year term loan of $400 million and a 4-year revolving credit facility of $250 million to replace the Company’s existing bank credit facility. The recasting extended the maturities of both the term loan and the revolving facility by two years, and increased the Company’s weighted average debt maturity to approximately 5.8 years. Under the terms of the recast facility, FCPT expects to save at least $1.8 million in annual cash interest expense due to reduced margin pricing and lower unused capacity.

Real Estate Portfolio

As of December 31, 2017, the Company’s rental portfolio consisted of 515 restaurant properties located in 44 states. The properties are 99.8% occupied under long-term, net leases with a weighted average remaining lease term of approximately 13.0 years and an estimated portfolio weighted average EBITDAR to Lease Rent coverage of 4.6x.

Conference Call Information

Company management will host a conference call and audio webcast on Wednesday, February 21, 2017 at 11:00 am Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Internet: Go to http://dpregister.com/10116615 at least 15 minutes prior to start time of the call in order to register and to download any necessary audio software. Please note for those that register, the dial-in number will be provided upon registration.
Phone: 1-888-346-5243 (domestic) / 1-412-317-5120 (international). Participants not pre-registered must ask to be joined into the Four Corners Property Trust call.
Replay: Available through May 21, 2018 by dialing 1-877-344-7529 (domestic) / 1-412-317-
0088 (international), Replay Access Code 10116615.

About FCPT

FCPT is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease for use in the restaurant and related food services industry.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance; and expectations regarding the making of distributions and the payment of dividends. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.
Supplemental Materials and Website:

Supplemental materials on the Fourth Quarter 2017 operating results and other information on the Company are available on the investors relations section of FCPT’s website at www.investors.fcpt.com.

FCPT
Bill Lenehan, 415-965-8031
CEO
Gerry Morgan, 415-965-8032
CFO

Four Corners Property Trust
Consolidated Statements of Income
(Unaudited)
(In thousands, except share and per share data)

Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
Revenues:				
Rental revenue	$ 29,011	$ 26,876	$ 113,937	$ 105,624
Restaurant revenue	4,827	4,391	19,272	18,394
Total revenues	33,838	31,267	133,209	124,018
Operating expenses:				
General and administrative	3,044	2,546	12,259	10,977
Depreciation and amortization	5,557	5,231	21,811	20,577
Restaurant expenses	4,829	4,253	18,652	17,853
Interest expense	5,403	3,239	19,469	14,828
Total operating expenses	18,833	15,269	72,191	64,235
Other income	113	9	324	97
Realized gain on sale, net	3,198	16,623	10,532	16,623
Income before income tax	18,316	32,630	71,874	76,503
Income tax benefit (expense)[1]	157	(108)	18	80,347
Net income	18,473	32,522	71,892	156,850
Net income attributable to noncontrolling interest	(123)	(41)	(498)	(41)
Net Income Attributable to Common Shareholders	$ 18,350	$ 32,481	$ 71,394	$ 156,809
Basic net income per share	$ 0.30	$ 0.54	$ 1.18	$ 2.75
Diluted net income per share	$ 0.30	$ 0.54	$ 1.18	$ 2.63
Regular dividends declared per share	$ 0.2750	$ 0.2425	$ 1.0025	$ 0.9700
Weighted-average shares outstanding				
Basic	61,130,319	59,837,636	60,627,423	56,984,561
Diluted	61,233,277	59,871,465	60,695,834	59,568,067

(1) The 2016 results include a $80.4 million income tax benefit which was principally the result of the reversal of deferred tax liabilities the Company’s election to be taxed as a REIT.

Four Corners Property Trust
Consolidated Balance Sheets
(In thousands, except share data)

Four Corners Property Trust
FFO and AFFO
(Unaudited)
(In thousands, except share and per share data)